Exhibit 10.18 (English Translation)

Addendum n° 7 to the group insurance plan of February 20, 2006 concluded in favor of the members of the management personnel of Aleris Belgium Duffel bvba and Aleris Aluminium Belgium bvba

Insurance takers n° 4932, 7484
Cost places n° 5553, 7486
Plans n° 54760, 54761, 150349

As of May 1, 2016, Article 3 of the group insurance plan is replaced by:
3. Benefits
3.1. Type of pension grant
The pension grant is a defined contribution plan without guaranteed return by the insurance taker, subject to the minimum return as foreseen by the Law of April 28, 2003 regarding the occupational pension plans.
3.2. Fulltime working affiliates
The contributions
The operations “disability, life” and “death” are financed by an employer’s contribution which amounts to 8.7% of the annual salary.
For the affiliates who are part of the Executive Leadership Team Europe as of level 15 and higher in accordance with the Aleris classification system, the employer’s contribution amounts to 15% of the annual salary.

The annual salary to be taken into consideration is equal to 13.85 times the fixed gross salary of the month of affiliation and thereafter of the month of January.

The employer’s contribution finances the following according to the priority order hereunder:

1. the disability insurance,
2. the benefit in case of decease,
3. the benefit when alive at the end date.
The employer’s contributions insure death, life and disability benefits.
The disability cover is concluded with the insurance company Ethias and is managed by a separate plan.
The contribution taxes (at present 4.4%) are at charge of the insurance taker and are to be paid on top of the aforementioned contributions.

Death benefits

The benefits in case of decease are in principle equal to 200% W + 25% K x W for the married affiliates, and to 100% W + 25% W x K for the other affiliates. The affiliate who legally cohabitates with another person in the sense of articles 1475 to 1479 of the Civil Code, is equated with a married affiliate, for as long as the marriage with that person is allowed by law.
In these formulas, “W” is equal to the annual salary of the affiliate as determined in paragraph 2 of this article and “K” is equal to the number of children at charge of the affiliate.
At the moment of affiliation, the death risk is accepted without any medical formalities.

The affiliate can adjust his choice at each modification of his family situation and on each general modification date of the insured amounts following on January 1, 2013 (for the first time on January 1, 2014).
At the moment of an increase of the insured death capital, Integrale may subordinate the acceptance of the death risk to the result of a medical examination.

The goal to be achieved will take into account the lump sum profit distribution granted by Integrale.

The contribution for the death benefit is determined at a flat rate of 0.75% of “W” (see above) for the death benefit which is in principle applicable, of 1.5% of “W” for the death cover equal to 200% of that benefit and of 2.25% of “W” for the death cover equal to 300% of that benefit. If it is opted for 0% of the death cover which is in principle applicable, no contribution will be charged for this cover.
Benefits when alive at the end term
The benefit when alive at the end date will be composed by the remaining balance, i.e., by deducting the contribution required for insuring the death and disability guarantee from the total contribution, and by using this balance as purchase-money.
Annual amendment of the contracts
Each year on May 1st , the contracts and the contributions are amended.
3.3.    Part time working affiliates
For the affiliates working part time, the contributions are calculated on the basis of a fulltime annual salary, which is multiplied by the employment percentage in relation to a fulltime position.
All other provisions of the plan remain unaltered.
Drawn up in four originals, in Antwerp on July 27, 2016
For the insurance taker,        For Integrale,
/s/ Marnix Claeys            /s/ Michel Vandevenne        /s/ Diego Claeys Aquilina
Marnix Claeys             Michel Vandevenne        Diego Aquilina
Aleris HR Director Duffel         Regional Manager        General Director

For Ethias,
/s/ Michel is Regio
Michel is Regio
General Director